Exhibit 3.1

RESOLUTION TO CHANGE PRINCIPAL OFFICE OR RESIDENT AGENT

The directors/~~stockholders/general partner~~/authorized person of

PARAMOUNT GROUP, INC.

(Name of Entity)

organized under the laws of Maryland passed the following resolution:

(State)

(Check applicable boxes)

   The principal office is changed from: (old address)

to: (new address)

X The name and address of the resident agent is changed from:

CSC Lawyers Incorporating Service Company

7 St Paul Street, Suite 820, Baltimore, MD 21202

to:

The Corporation Trust Incorporated

2405 York Road, Suite 201, Lutherville Timonium, MD 21093

I certify under penalties of perjury the foregoing is true.

Signed       /s/ Gage R. Johnson______________

Gage R. Johnson, Secretary

I hereby consent to my designation in this document as resident agent for this entity.

Signed By:   /s/ Stephanie Boehm______________

Name: Stephanie Boehm

Title:    Assistant Secretary